                                                                                               EXHIBIT 12

                                                     APPALACHIAN POWER COMPANY
                                  Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 81,009  $ 72,057  $ 65,697  $ 56,003  $ 48,441   $ 47,379
  Interest on Other Long-term Debt               28,163    40,642    50,712    59,559    61,045     60,595
  Interest on Short-term Debt                     4,569     4,245     5,959     8,847    10,722      9,966
  Miscellaneous Interest Charges                  6,857    11,470     8,212    26,284     4,285      4,069
  Estimated Interest Element in Lease Rentals     6,000     5,900     6,100     6,300     5,800      5,800
                                               --------  --------  --------  --------  --------   --------
     Total Fixed Charges                       $126,598  $134,314  $136,680  $156,993  $130,293   $127,809
                                               ========  ========  ========  ========  ========   ========

Earnings:
  Income Before Extraordinary Item             $120,514  $ 93,330  $120,492  $ 64,906  $161,818   $155,373
  Plus Federal Income Taxes                      54,835    43,941    70,950   117,872    81,934     78,375
  Plus State Income Taxes                         8,109     6,845     5,085    15,307    14,789     13,898
  Plus Fixed Charges (as above)                 126,598   134,314   136,680   156,993   130,293    127,809
                                               --------  --------  --------  --------  --------   --------
     Total Earnings                            $310,056  $278,430  $333,207  $355,078  $388,834   $375,455
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 2.44      2.07      2.43      2.26      2.98       2.93
                                                   ====      ====      ====      ====      ====       ====